Exhibit 99.1

Arvinas Reports Second Quarter 2020 Financial Results and Provides Corporate Update

NEW HAVEN, Conn., August 4, 2020 — Arvinas, Inc. (Nasdaq: ARVN), a clinical-stage biopharmaceutical company creating a new class of drugs based on targeted protein degradation, today reported financial results for the second quarter ended June 30, 2020 and provided a corporate update.

“We were pleased to report updated dose escalation data from our Phase 1/2 trial of ARV-110 in men with metastatic castration-resistant prostate cancer. These data demonstrated safety and showed an early efficacy signal in a heavily pretreated patient population, highlighting the potential benefit of our PROTAC® platform. These data are a first for a targeted PROTAC® protein degrader, and we are excited to report more mature data from our ARV-110 program, and to announce interim data from our ARV-471 Phase 1/2 trial, in the fourth quarter of 2020,” said John Houston, Ph.D., President and Chief Executive Officer at Arvinas.

“As we look to the balance of 2020, we are in a stronger position than ever to lead the creation of an entirely new class of therapies that targets and degrades disease-causing proteins,” added Dr. Houston.

Business Highlights and Recent Developments

•

The company presented early efficacy and updated safety data for ARV-110 at the 2020 American Society of Clinical Oncology (ASCO) Annual Meeting. The data demonstrated that Arvinas’ PROTAC protein degrader ARV-110 had an acceptable safety profile (as of the data cut-off) and are the first to show early signs of clinical efficacy for ARV-110 in a heavily pretreated patient population.

•	The company enhanced its Board of Directors with the appointments of Linda Bain and Wendy Dixon, Ph.D.

Anticipated Milestones and Expectations

•	For the ARV-110 program, Arvinas expects to provide an update from its Phase 1/2 trial in the fourth quarter of 2020.

•	For the ARV-471 program, Arvinas expects to share Phase 1 dose escalation clinical data in the fourth quarter of 2020.

•	Arvinas expects to provide information about the advancement of additional programs in its robust preclinical pipeline in the second half of 2020.

Financial Guidance

Based on its current operating plan, Arvinas expects its cash, cash equivalents, and marketable securities will be sufficient to fund its planned operating expenses and capital expenditures into 2022.

Financial Highlights

Cash, Cash Equivalents, and Marketable Securities Position: As of June 30, 2020, cash, cash equivalents, and marketable securities were $242.7 million as compared with $280.9 million as of December 31, 2019. The decrease in cash, cash equivalents and marketable securities of $38.2 million for the first six months of 2020 was primarily related to cash used for operations of $43.2 million and the purchase of lab equipment and lease hold improvements of $3.2 million, partially offset by $4.0 million received from two collaborators, cash provided from the exercise of stock options of $2.6 million and changes in unrealized gain on marketable securities of $1.6 million.

Research and Development Expenses: Research and development expenses were $23.4 million for the quarter ended June 30, 2020, as compared with $16.0 million for the quarter ended June 30, 2019. The increase in research and development expenses of $7.4 million for the quarter was primarily related to increases in clinical trial and CMC expenses associated with our AR program of $2.3 million and our ER program of $1.0 million, in addition to increases in preclinical expenses of $4.1 million associated with exploratory programs and investments in platform research.

General and Administrative Expenses: General and administrative expenses were $8.8 million for the quarter ended June 30, 2020, as compared to $6.4 million for the quarter ended June 30, 2019. The increase of $2.4 million was primarily related to an increase in personnel and facility related costs of $2.2 million.

Revenues: Revenue was $5.7 million for the quarter ended June 30, 2020, as compared with $4.0 million for the quarter ended June 30, 2019. The increase of $1.7 million was primarily related to the collaboration and license agreement with Bayer that was initiated in July 2019. Revenues are generated from the license and rights to technology fees and research and development activities related to the collaboration and license agreement with Bayer that was initiated in July 2019, the collaboration and license agreement with Pfizer that was initiated in January 2018, and the amended and restated option, license and collaboration agreement with Genentech that was initiated in November 2017.

Net Loss: Net loss was $25.2 million for the quarter ended June 30, 2020, as compared with $17.2 million for the quarter ended June 30, 2019. The increase in net loss for the quarter was primarily due to increased research and development expenses and increased general and administrative expenses.

About ARV-110

ARV-110 is an orally bioavailable PROTAC® protein degrader designed to selectively target and degrade the androgen receptor (AR). ARV-110 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer.

ARV-110 has demonstrated activity in preclinical models of AR mutation or overexpression, both common mechanisms of resistance to currently available AR-targeted therapies.

About ARV-471

ARV-471 is an orally bioavailable PROTAC® protein degrader designed to specifically target and degrade the estrogen receptor (ER) for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer.

In preclinical studies, ARV-471 demonstrated near-complete ER degradation in tumor cells, induced robust tumor shrinkage when dosed as a single agent in multiple ER-driven xenograft models, and showed superior anti-tumor activity when compared to a standard of care agent, fulvestrant, both as a single agent and in combination with a CDK4/6 inhibitor.

About Arvinas

Arvinas is a clinical-stage biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies that degrade disease-causing proteins. Arvinas uses its proprietary technology platform to engineer proteolysis targeting chimeras, or PROTAC® targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. The company has two clinical-stage programs: ARV-110 for the treatment of men with metastatic castrate-resistant prostate cancer; and ARV-471 for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer. For more information, visit www.arvinas.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, the conduct of and plans for our ongoing Phase 1/2 clinical trials for ARV-110 and ARV-471, the plans for presentation of data from our clinical trials for ARV-110 and ARV-471, the potential advantages and therapeutic potential of our product candidates and the sufficiency of cash resources. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct Phase 1/2 clinical trials for ARV-110 and ARV-471, complete our clinical trials for our other product candidates, and receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline and other important factors discussed in the “Risk Factors” sections contained in our quarterly and annual reports on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

Contacts for Arvinas

Investors

Will O’Connor, Stern Investor Relations

ir@arvinas.com

Media

Kirsten Owens, Arvinas Communications

kirsten.owens@arvinas.com

Arvinas, Inc.

Consolidated Statement of Operations (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$5,747,681	$4,016,489	$11,987,309	$8,032,979
Operating expenses:
Research and development	23,416,090	16,000,638	45,142,776	30,190,996
General and administrative	8,815,474	6,440,779	16,740,479	12,081,409

Total operating expenses	32,231,564	22,441,417	61,883,255	42,272,405

Income (loss) from operations	(26,483,883)	(18,424,928)	(49,895,946)	(34,239,426)
Other income (expenses)
Other income, net	307,743	191,729	697,752	434,850
Interest income	965,851	1,091,331	2,264,984	2,281,853
Interest expense	(16,250)	(22,778)	(32,500)	(46,416)

Total other income	1,257,344	1,260,282	2,930,236	2,670,287

Net loss	$(25,226,539)	$(17,164,646)	$(46,965,710)	$(31,569,139)

Net loss per common share, basic and diluted	$(0.65)	$(0.55)	$(1.22)	$(1.01)

Weighted average common shares outstanding, basic and diluted	38,739,922	31,440,051	38,644,209	31,408,658

Arvinas, Inc.

Consolidated Balance Sheet (Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$21,593,656	$9,211,057
Marketable securities	221,103,306	271,661,456
Other receivables	3,564,317	6,280,828
Prepaid expenses and other current assets	3,320,609	3,727,294

Total current assets	249,581,888	290,880,635
Property, equipment and leasehold improvements, net	10,541,408	8,455,411
Operating lease right of use assets	2,429,500	2,278,623
Other assets	28,777	26,757

Total assets	$262,581,573	$301,641,426

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,429,757	$4,556,827
Accrued expenses	7,404,460	7,602,904
Deferred revenue	22,964,819	19,979,525
Current portion of operating lease liability	920,765	673,896

Total current liabilities	33,719,801	32,813,152
Deferred revenue	27,489,590	38,427,882
Long term debt	2,000,000	2,000,000
Operating lease liability	1,590,758	1,714,111

Total liabilities	64,800,149	74,955,145

Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 38,825,190 and 38,461,353 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	38,825	38,461
Accumulated deficit	(419,522,556)	(372,556,846)
Additional paid-in capital	615,601,031	599,097,090
Accumulated other comprehensive income	1,664,124	107,576

Total stockholders’ equity	197,781,424	226,686,281

Total liabilities and stockholders’ equity	$262,581,573	$301,641,426